Exhibit 3.1. 3

SECOND CERTIFICATE OF AMENDMENT

TO THE FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONNECTURE, INC.

CONNECTURE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: The name of the Corporation is Connecture, Inc. The Corporation was incorporated on July 30, 1999, under the name Healthplanet.com, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law, duly adopted resolutions proposing to amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

THIRD: The following amendments were duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by the written consent of the required percentage of stockholders of the Corporation on the 6th day of November, 2014.

FOURTH: Article IV.A of the Certificate is hereby amended and restated in its entirety to read as follows:

“A. Designation and Amount. The total number of shares of all classes of stock that the Corporation has authority to issue is 96,800,000, consisting of 50,000,000 shares of common stock, with a par value of $0.001 per share (the “Common Stock”), and 46,800,000 shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”). Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Second Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, each three (3) shares of Common Stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “2014 Reverse Stock Split”). No fractional shares shall be issued in connection with the 2014 Reverse Stock Split. Any fractional shares of Common Stock that would otherwise exist due to the 2014 Reverse Stock Split shall be rounded down to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. All Common Stock share and per share numbers in this Fifth Amended and Restated Certificate of Incorporation, as amended, are stated after giving effect to the 2014 Reverse Stock Split. Notwithstanding the foregoing, the par value of each share of the outstanding Common Stock shall not be adjusted in connection with the 2014 Reverse Stock

Split. The following is a statement of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.”

FIFTH: Upon the effectiveness of this amendment to the Certificate, the Series A Conversion Price and the Series B Conversion Price, as such terms are defined therein, shall each be adjusted pursuant to Article IV.C.4.d such that the Series A Conversion Price and the Series B Conversion Price shall each equal $3.00.

SIXTH: Article IV.C.5.a of the Certificate is hereby amended and restated in its entirety to read as follows:

(a) Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds to the Corporation, before deduction of underwriting discounts and commissions (a “Qualified IPO”) or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least fifty percent (50%) of the then-outstanding shares of Series B Preferred Stock (the “Series B Mandatory Conversion Date”), all outstanding shares of Series Preferred B Stock shall automatically be converted into shares of Common Stock, at the then effective applicable Conversion Price, and such shares may not be reissued by the Corporation as shares of such series.

SEVENTH: This amendment to the Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer has executed this Second Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of Connecture, Inc. this 6th day of November, 2014.

/s/ Robert Douglas Schneider
Robert Douglas Schneider
Chief Executive Officer